EXHIBIT 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-122452, 333-33857, 333-34773, 333-39415, 333-43222, 333-45397, 333-52941, 333-55086, 333-58401, 333-95373) and in the Registration Statements on Form S-8 (Nos. 333-127583, 333-22197, 333-42024, 333-62389) of Acacia Research Corporation of our report dated March 12, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Acacia Research Corporation, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Orange County, California
March 12, 2007